EXHIBIT 10.3

AMENDMENT NO. 1

to the

AMENDED AND RESTATED

STEWART ENTERPRISES, INC.

RETENTION PLAN AND SUMMARY PLAN DESCRIPTION

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Stewart Enterprises, Inc. Retention Plan and Summary Plan Description (the “Plan”) is effective as of August 15, 2013.

WHEREAS, by unanimous written consent dated effective August 15, 2013, the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc. (the “Company”) approved amending the Plan to fix the identities of the employees of the Company and its affiliates entitled to participate in the Plan as of August 15, 2013;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Except as expressly amended hereby, all of the terms and provisions of the Plan shall remain in full force and effect. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Plan.

II.

Section 1.8 of the Plan is amended and restated to read, in its entirety, as follows:

1.8 Participant. “Participant” shall mean those key employees of the Company who hold the positions listed on Schedule 1 hereto as of August 15, 2013. Notwithstanding the provisions of this Section 1.8, any Participant entitled to receive benefits from the Company upon a Change of Control pursuant to the terms of an employment or change of control agreement between the Participant and the Company that are greater than those provided by this Plan shall not be a Participant in the Plan, and shall not be entitled to benefits under this Plan. Schedule 1 may be amended by the Compensation Committee of the Board from time to time in its sole discretion; except that no Participant can be removed from the Plan upon or after a Change of Control.

III.

Section 3.6 of the Plan is amended and restated to read, in its entirety, as follows:

3.6 Company’s Reservation of Rights. A Participant is employed at the pleasure of the Company and the Company has the right at any time to terminate the Participant’s status as an employee of the Company, to change or diminish his or her status during the Employment Term, subject to the rights of the Participant hereunder, and to add to or remove positions from the list of Participants set forth on Schedule 1. Only Participants who were employed with the Company or its affiliated companies in the positions listed on Schedule 1 at the time of a Change of Control shall be entitled to claim benefits under the Plan.

Executed in Jefferson, Louisiana, this 4th day of September, 2013.

WITNESSES:	STEWART ENTERPRISES, INC.

/s/ Lewis J. Derbes, Jr.	By:	/s/ Thomas M. Kitchen

Print Name:	Lewis J. Derbes, Jr.	Name:	Thomas M. Kitchen
		Title:	President and Chief Executive Officer
/s/ Lisa T. Winningkoff
Print Name:	Lisa T. Winningkoff